Capital World Bond Fund

March 31, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$124,156
Class B	$943
Class C	$6,886
Class F1	$33,003
Class F2	$13,192
Total	$178,180
Class 529-A	$6,045
Class 529-B	$86
Class 529-C	$1,717
Class 529-E	$288
Class 529-F1	$752
Class R-1	$189
Class R-2	$1,958
Class R-3	$2,693
Class R-4	$1,898
Class R-5	$3,748
Class R-6	$16,499
Total	$35,873

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3500
Class B	$0.2263
Class C	$0.2239
Class F1	$0.3528
Class F2	$0.3948
Class 529-A	$0.3365
Class 529-B	$0.2067
Class 529-C	$0.2156
Class 529-E	$0.3038
Class 529-F1	$0.3714
Class R-1	$0.2364
Class R-2	$0.2297
Class R-3	$0.3036
Class R-4	$0.3554
Class R-5	$0.4021
Class R-6	$0.4104

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	348,307
Class B	3,712
Class C	28,800
Class F1	97,733
Class F2	34,310
Total	512,862
Class 529-A	17,742
Class 529-B	368
Class 529-C	7,713
Class 529-E	932
Class 529-F1	2,066
Class R-1	811
Class R-2	8,378
Class R-3	8,667
Class R-4	5,365
Class R-5	9,599
Class R-6	46,206
Total	107,847

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$20.58
Class B	$20.47
Class C	$20.31
Class F1	$20.46
Class F2	$20.55
Class 529-A	$20.64
Class 529-B	$20.54
Class 529-C	$20.45
Class 529-E	$20.52
Class 529-F1	$20.52
Class R-1	$20.44
Class R-2	$20.43
Class R-3	$20.55
Class R-4	$20.57
Class R-5	$20.60
Class R-6	$20.59